Exhibit 99.1

Unaudited Quarterly Consolidated Financial Data (Net Sales and Adjusted EBITDA by quarter)

The tables below provide the Company’s unaudited net loss and Adjusted EBITDA for each of the four fiscal quarters of 2015 and 2014, excluding the financial results of the Empi business which are reflected in discontinued operations in the Company’s Statement of Operations, together with a reconciliation between net loss and Adjusted EBITDA for each fiscal quarter for 2015 and for 2014. For a more detailed description of the individual line items in the reconciliation below, refer to the reconciliation contained in “Management’s Discussion and Analysis of Financial Condition and Results from Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 25, 2016 with the Securities and Exchange Commission. Our SEC documents are readily available on our website at www.DJOglobal.com.

Adjusted EBITDA is defined as net income (loss) attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our $1,055.0 million term loan facility and $150.0 million revolving credit facility (“Credit Facilities”) and the Indentures governing our $1,015.0 million of 8.125% second lien notes and $298.5 million of 10.75% third lien notes (collectively, the “notes”). We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Credit Facilities and the Indentures governing the notes. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Credit Facilities and the Indentures governing the notes allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

	Twelve Months Ended	Three Months Ended
	12/31/15	03/28/15	06/27/15	09/26/15	12/31/15
Net loss attributable to DJO Finance LLC	$(340,927)	$(35,526)	$(77,977)	$(177,838)	$(49,586)
Loss (income) from discontinued operations, net	157,580	(3,992)	(14,873)	152,536	23,909
Interest expense, net	172,290	42,866	44,564	42,127	42,733
Income tax expense, net	12,256	1,945	5,911	2,124	2,276
Depreciation and amortization	117,455	28,042	28,441	28,904	32,068
Stock-based compensation expense	1,805	613	539	298	355
Loss (gain) on disposal of assets	777	(225)	40	396	566
Purchase accounting adjustments	821	287	—	382	152

Total non-cash items	3,403	675	579	1,076	1,073

Global business unit reorganization and integration	8,596	3,162	1,330	2,486	1,618
Acquisition related expenses and integration	8,635	499	556	2,927	4,653
Litigation, regulatory and settlements, net	8,864	944	1,642	1,304	4,974
Other non-recurring	4,247	711	1,114	1,343	1,079
ERP Implementation and other automation projects	3,634	728	830	1,080	996

Total non-recurring and integration charges	33,976	6,044	5,472	9,140	13,320
Blackstone monitoring fees	7,000	1,750	1,750	1,750	1,750
Noncontrolling interests	840	301	165	140	234
Loss on debt modification and extinguishment	68,474	—	67,967	335	172

Total other	7,594	4,228	(681)	3,131	916

Total other adjustment items	83,908	6,279	69,201	5,356	3,072

Adjusted EBITDA (Pre LTM Adjustments)	239,941	46,333	61,318	63,425	68,865

Future cost savings (LTM only)	9,050

Adjusted EBITDA	$248,991	$46,333	$61,318	$63,425	$68,865

	Twelve Months Ended	Three Months Ended
	12/31/14	03/29/14	06/28/14	09/27/14	12/31/14
Net loss attributable to DJO Finance LLC	$(90,534)	$(36,522)	$(25,434)	$(21,206)	$(7,372)
Income from discontinued operations, net	(21,742)	(2,242)	(1,135)	(7,383)	(10,982)
Interest expense, net	174,325	43,676	43,593	43,287	43,769
Income tax benefit, net	(4,720)	(1,055)	(2,230)	(1,257)	(178)
Depreciation and amortization	119,157	29,625	29,847	29,943	29,742
Stock-based compensation expense	1,869	444	487	343	595
Loss on disposal of assets	(761)	(452)	(875)	198	368
Purchase accounting adjustments	(1,250)	207	25	—	(1,482)

Total non-cash items	(142)	199	(363)	541	(519)

Global business unit reorganization and integration	9,753	4,275	3,551	655	1,272
Acquisition related expenses and integration	331	420	(121)	23	9
CFO transition	227	107	121	(1)	—
Litigation, regulatory and settlements, net	5,752	1,065	1,606	1,824	1,257
Other non-recurring	18,610	5,220	4,182	5,372	3,836
ERP Implementation and other automation projects	5,867	1,709	2,023	924	1,211

Total non-recurring and integration charges	40,540	12,796	11,362	8,797	7,585
Blackstone monitoring fees	7,000	1,750	1,750	1,750	1,750
Noncontrolling interests	972	349	226	74	323
Loss on debt modification and extinguishment	938	—	1,019	—	(81)

Total other	5,476	150	(531)	3,526	2,331

Total other adjustment items	14,386	2,249	2,464	5,350	4,323

Adjusted EBITDA	$231,270	$48,726	$58,104	$58,072	$66,368